Service Air Group, Inc.
Statement of Financial Position
As at 1 January 2006
Unaudited - prepared by management
US Funds	Service Air Group, Inc. (USA)	Service Air Group, Inc. (Canada)	Pro Forma Adjustments and Eliminating Entries (Note 2)	Pro Forma Consolidated Service Air Group, Inc.

ASSETS
Current
Cash	$-	$12,949	$-	$12,949
Affiliated intercompany receivable	-	13,432	-	13,432
Prepaid	-	1,353	-	1,353
	-	27,734	-	27,734
Fixed Assets	984	268,861	-	269,845
Aviation policy and training manuals	-	1	-	1
License fees	-	1	-	1
Advances to related parties	-		-	-
	$984	$296,597	$-	$297,581

LIABILITIES
Current
Accounts payable and accrued liabilities	$3,450	$22,768	$-	$26,218
Due to SAG Canada	10,638	-	(10,637)	1
Due to Shareholder	11,800	-	-	11,800
Due to related parties	-		-	-
Current portion of lease obligation	-	30,742	-	30,742
Current portion of loan payable	-	5,847	-	5,847
	25,888	59,357	(10,637)	74,608
Lease liability	-	138,013	-	138,013
Long term loan payable	-	24,530	-	24,530
Due to shareholders	-	1,100,326	10,637	1,110,963
Stockholders’ equity (Deficiency)				-
Share Capital (Note 1)	525	86	(525)	86
Comprehensive Income		(3,624)		(3,624)
Additional paid in capital (note 1)	425	-	(425)	-
Deficit	(25,854)	(1,022,091)	950	(1,046,995)
	(24,904)	(1,025,629)	-	(1,050,533)

	$984	$296,597	$-	$297,581

Approved on behalf of the Board

Director______________________________________________

See Accompanying Notes

Service Air Group, Inc (A Development Stage Company)
Notes to Pro Forma Consolidated Financial Statements
December 31 2005
Expressed in U.S. Funds
Unaudited - Prepared by Management

1.	Proposed Arrangement and Basis of Presentation

The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in the 8K filing relating to the recapitalization of Service Air Group, Inc. (Canada) (“SAGCA”) in a reverse take over of Service Air Group, Inc. (USA) (“SAG’), through the issuance 4,125,000 common group “B” non-voting shares. As consideration SAG issued 4,125,000 common shares.

The pro forma consolidated balance sheet should be read in conjunction with the historical financial statements of each entity. The audited balance sheet of SAGUS as at December 31, 2005 and the audited balance sheet of SAGCA as at December 31, 2005 were used in the preparation of the pro forma consolidated balance sheet as at January 01, 2006 and the pro forma consolidated loss per share for the year-ended December 31, 2005.

Because the former owners of SAGCA end up with effective control of SAGUS, the transaction would normally be considered a purchase by SAGCA. However, since SAGUS is not a business, the transaction is not a business combination. Instead, the transaction was accounted for as a recapitalization of SAGCA and the issuance of stock by the SAGCA for the assets and liabilities of the SAGUS. The value of the net assets of the SAGUS acquired by SAGCA was the same as their historical book value, being $525.

SAGCA’s statement of stockholders’ equity before accounting for the transaction is as follows:

	Common Stock Shares	Common Stock Amount	Deficit Accumulated During the Development Stage	Comprehensive Income	Total
Common stock issued for cash at 1.00 per share – January 05, 1995	100	$86	$-	$-	$86
Net income	-	-	-	-	-
Balance - December 31, 2004	100	86	904,512	-	904,598
Net loss	-	-	87,248	-	87,248
Balance - December 31, 2005	100	86	991,760	-	991,760

Service Air Group, Inc. (A Development Stage Company)
Notes to Pro Forma Consolidated Financial Statements
December 31 2005
Expressed in U.S. Funds
Unaudited - Prepared by Management

1.	Proposed Arrangement and Basis of Presentation - Continued

The financial statements in the filings of SAGUS become those of SAGCA. Restated for the transaction, the consolidated equity accounts are as follows:

	Common Stock Shares	Common Stock Amount	Deficit Accumulated During the Development Stage	Comprehensive Income	Total
Common stock issued for cash at 1.00 per share – January 05, 1995	100	$86	$-	$-	$86
Net income	-	-	-	-	-
Balance - December 31, 2004	100	86	904,512	-	904,598
Net loss	-	-	87,248	-	87,248
Foreign exchange gain	-	-	-	3,623	3,623
Balance pre-acquisition	100	86	991,760	3,623	995,469

Acquisition of assets of SAGCA	4,125,000	355			355
Balance - December 31, 2005	4,125,100	441	991,760	3,623	995,824

2. Pro forma adjustments

The pro forma consolidated balance sheet as at December 31 2005 has been prepared assuming that the transaction related to the arrangement occurred on December 31 2005.

The pro forma consolidated financial statements give effect to the acquisition of SAGUS (at net book value) and the related elimination of the share capital and deficit of SAGUS.

3.	Pro forma Loss Per Share

Assuming that the arrangement occurred on January 1 2005 the pro forma loss per share would be as follows:

Loss for the period
SAGUS	$(13,897)
SAGCA	(87,248)
$(101,145)

Weighted Average number of shares	4,125,100
Pro forma loss per share	$(0.07)

The pro forma consolidated loss per share is not necessarily indicative of the results of operations that would have been attained had the acquisition taken place as at 1 January 2005 and does not purport to be indicative of the effects that may be expected to occur in the future.